Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203233) pertaining to the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan; Registration Statement (Form S-3 No. 333-272215) pertaining to a shelf registration; Registration Statement (Form S-8 No. 333-272210) pertaining to the First Interstate BancSystem, Inc. 2023 Equity and Incentive Compensation Plan; and Registration Statement (Form S-8, No. 333-279687) pertaining to the First Interstate BancSystem, Inc. 2023 Equity and Incentive Plan of our report dated February 29, 2024, relating to the consolidated financial statements of First Interstate BancSystem, Inc. appearing in this Annual Report on Form 10‑K of First Interstate BancSystem, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Des Moines, Iowa
February 28, 2025